Exhibit 99.1

Date:	July 29, 2015
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA Bancorp, Inc. Announces Merger with Eagle National Bancorp, Inc. and Expansion into Southeastern PA

Stroudsburg, PA and Upper Darby, PA, July 29, 2015 – ESSA Bancorp, Inc. (NASDAQ Global Select MarketSM: ESSA) (“ESSA Bancorp”), the holding company for ESSA Bank & Trust, and Eagle National Bancorp, Inc. (“ENB”) announced today they have executed a definitive agreement whereby ESSA Bancorp will acquire ENB and its wholly owned subsidiary, Eagle National Bank, through an all cash transaction.

Under the terms of the merger agreement, stockholders of ENB will receive approximately $24.7 million, or $5.80 per share. Pending the satisfaction of customary closing conditions, including the receipt of all regulatory approvals and the approval of ENB stockholders, the transaction is expected to close in the fourth quarter of 2015. The merger is expected to be immediately accretive to ESSA Bancorp’s earnings upon closing.

Eagle National Bank operates five full-service banking facilities in Montgomery, Chester, and Delaware counties spanning the western suburbs of Philadelphia, As of June 30, 2015, Eagle National Bank reported assets of $175.7 million, total loans of $125.1 million, and total deposits of $148.7 million.

Transaction Highlights

•	Cash purchase price of $5.80 per share.

•	Deal value of $25.3 million based on 4,250,820 ENB shares outstanding and the cost of cashing out ENB’s outstanding in the money stock options.

•	Transaction value equates to 109% of ENB tangible book value as of June 30, 2015.

•	Improves return on assets and return on equity measures.

•	Immediately accretive to earnings excluding transaction-related expenses.

•	Cost saves in the range of 36% of ENB’s operating expenses expected to be realized within the first year following the transaction.

•	Tangible book value dilution of 3.8% is projected based on current market conditions.

•	Earn-back period is projected to be 3 years.

•	Pro-forma tangible capital-to-tangible assets of 8.9%.

Key reasons for the transaction

•	Expands footprint into western suburbs of Philadelphia, three of the seven most populated Pennsylvania counties and among the faster growing markets within the state.

•	Leverage ENB’s strong commercial real estate and commercial lending platform:

¡	Favorable demographic and economic markets

¡	Newly hired commercial lending team gaining traction

¡	Larger loan to one-borrower limit should provide access to more lending opportunities

¡	SBA preferred lender

•	Opportunity to capitalize on ENB’s utilization of the Physician’s National Bank division to market the Bank’s products and services to physicians and other health care professionals.

•	Introduction of fee-generating services (employee benefits, trust operations, retail brokerage) not currently available through ENB.

•	Strong net interest margin of 3.65%.

•	ENB maintains a strong low cost core deposit base:

¡	25% non-interest bearing accounts

¡	Low level of certificates of deposit (28%)

¡	38 basis points cost of funds

Gary S. Olson, President and CEO of ESSA Bancorp, commented: “We are delighted to have this opportunity to partner with Eagle National Bank, as this transaction provides a platform for us to expand our presence into the suburban Philadelphia market. Mr. Olson added, “This acquisition creates a commercial presence in attractive suburban locations. We believe our relationship banking model, broad menu of business and consumer banking products and services creates tremendous opportunity. We have faith in our model of delivering the right advice in a professional and timely manner. Eagle National Bank’s clients can continue to bank confidently in the future as a result.”

Gene C. Maffey, ENB’s Chairman, President, and CEO stated, “We are extremely excited about this transaction as we believe our Eagle National Bank’s customers and shareholders will benefit greatly from this combination. With ESSA’s breadth of products and services, we believe this transaction will enable us to become the bank of choice in our communities by enhancing our ability to serve the needs of our clients.” Mr. Maffey added, “We look forward to being part of an organization whose commitment to the community and community banking mirrors our own.”

RP Financial, LC served as financial advisor to ESSA Bancorp and rendered a fairness opinion in connection with the transaction. Luse Gorman, PC is serving as legal counsel to ESSA Bancorp. Ambassador Financial Group, Inc. served as financial advisor to ENB and rendered a fairness opinion. Fox Rothschild LLP is serving as legal counsel to ENB.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of $1.58 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. ESSA Bank & Trust maintains its corporate headquarters in Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono, Lehigh Valley, and Scranton/Wilkes-Barre areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of consumer and commercial banking products and services, employee benefit solutions, Trust & Asset management, and brokerage services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market (SM) under the symbol “ESSA”.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of EN Bancorp with ESSA Bancorp or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation; delays in closing the Merger; reaction to the Merger of EN Bancorp’s customers and employees; the diversion of management’s time on issues relating to the Merger; the inability to realize expected cost savings and synergies from the Merger of EN Bancorp with ESSA Bancorp in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in ESSA Bancorp’s or EN Bancorp’s operations or earnings; the inability to retain EN Bancorp’s customers and employees; or a decline in the economy, mainly in Pennsylvania, as well as the risk factors set forth in ESSA Bancorp’s Annual Report on Form 10-K for the year ended September 30, 2014.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

3